AGREEMENT AND PLAN OF SHARE EXCHANGE     Exhibit 2.1

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (the "Plan"), made and entered into as of the 21st day of March, 2006, between Empire State Bank, National Association (the "Bank"), a national bank organized under the laws of the United States of America, and ES Bancshares, Inc. (the "Company"), a Maryland corporation.

WITNESSETH

WHEREAS, the Board of Directors of the Bank has determined that it is in the best interest of the Bank and its shareholders to reorganize the Bank into a one-bank holding company structure and, by resolutions duly adopted, has approved the reorganization and all transactions related to the reorganization; and

WHEREAS, the Boards of Directors of the Bank and the Company have determined that it is in the best interests of the Bank and the Company, and their respective shareholders, that the reorganization of the Bank be accomplished by an exchange of all of the outstanding shares of Bank Common Stock for shares of Company Common Stock (the "Share Exchange") and, by resolutions duly adopted, have approved and adopted this Plan and directed that it be submitted to the shareholders of the Bank and the Company for their approval; and

WHEREAS, the principal offices of the Bank and the Company are located at 68 North Plank Road, Newburgh, New York  12550; and

WHEREAS, the authorized capital stock of the Bank consists of 5,000,000 shares of common stock ("Bank Common Stock"), $5.00 par value, of which 1,719,177 shares are issued and outstanding; and

WHEREAS, as of the Effective Date (as hereinafter defined) the authorized capital stock of the Company will consist of 5,000,000 shares of common stock ("Company Common Stock"), $.01 par value, of which 1,719,177 shares will be issued and outstanding; and

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved the issuance of the shares of Company Common Stock which the shareholders of the Bank will receive upon consummation of the reorganization and the Share Exchange as herein provided.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained in this Plan, and for the purpose of stating the method, terms and conditions of the transactions provided for in this Plan, the mode carrying the same into effect, the manner and basis of exchanging the shares of Bank Common Stock for Company Common Stock as provided in this Plan, and such other provisions relating to the transactions as the parties deem necessary or desirable, the parties hereto agree as follows:

SECTION 1
REORGANIZATION

The reorganization of the Bank into a one-bank holding company shall be accomplished pursuant to the provisions of 12 U.S.C. § 215a-2. The Company shall acquire all of the outstanding shares of the Bank through a Share Exchange, thereby effecting the reorganization of the Bank into a one-bank holding company structure. The Company will be the acquiring corporation and the Bank will be the entity whose shares will be acquired.

SECTION 2
EFFECTIVE DATE

Subject to and upon satisfaction of all requirements of law and other conditions specified in this Agreement, including, without limitation, receipt of approval of the Office of the Comptroller of the Currency as specified in 12 U.S.C. § 215a-2, the Share Exchange and the reorganization of the Bank into a one-bank holding company structure shall be effective as of the date on which the Office of the Comptroller of the Currency issues a letter to the Bank granting final approval of the Share Exchange (the "Effective Date").

Because the Share Exchange will effect the reorganization of the Bank into a one-bank holding company structure, the Share Exchange and reorganization, collectively, shall be referred in this Plan to as the "Reorganization."

SECTION 3
LOCATION, ARTICLES AND BYLAWS, MANAGEMENT
AND CAPITAL STRUCTURE. OF THE COMPANY AND THE BANK

On the Effective Date:

(a)

The principal office of the Company and the Bank shall be located at 68 North Plank Road, Newburgh, New York 12550, or such other location where they are located immediately prior to the Effective Date.

(b)

The Articles of Incorporation and Bylaws of the Company shall be the same as the Articles of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Date.

(c)

The directors and officers of the Company shall be the directors and officers of the Company immediately prior to the Effective Date. All such directors and officers of the Company shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Company.

(d)

The Articles of Association and Bylaws of the Bank shall be the same as the Articles of Association and Bylaws of the Bank in effect immediately prior to the Effective Date.

(e)

The directors and officers of the Bank shall be the directors and officers of the Bank immediately prior to the Effective Date. All such directors and officers of the Bank shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Bank.

(f)

The capital structure of the Bank shall not be altered or amended by the Reorganization and shall continue in effect on and after the Effective Date and a number of shares of Bank Common Stock equal to the number of shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date shall be held by the Company.

(g)

The Bank's employee benefit plans shall not be terminated upon consummation of the Reorganization, but shall continue thereafter as plans and agreements of the Bank; provided, however, the Bank's 2004 Stock Option Plan (the "Option Plan") shall continue thereafter as a stock option plan and obligation of the Company.

(h)

The Bank’s outstanding warrants shall not be terminated but rather shall be assumed by the Company and converted into warrants to purchase shares of the Company on the same terms and conditions as applied immediately before the Effective Date of the Share Exchange.

(i)

The main office and branches of the Bank immediately prior to the Effective Date shall not change as a result of the Share Exchange.

SECTION 4.
EXISTENCE, RIGHTS, DUTIES, ASSETS AND LIABILITIES OF THE BANK

(a)

As of the Effective Date, the existence of Bank as a separate entity shall continue.

(b)

As of the Effective Date, the Bank shall have the authority to engage in any business and to exercise any right that the Bank could lawfully have exercised or engaged in immediately prior to the Effective Date and assets, rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed) and choses in action as they exist immediately prior to the Effective Date shall continue to be vested in the Bank.

(c)

No liability of the Bank or of any of its shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of the Bank be impaired by the Reorganization. Any claim existing or any action pending by or against the Bank may be prosecuted to judgment as if the Reorganization had not taken place.

SECTION 5
MANNER AND BASIS OF EXCHANGING SHARES
OF BANK COMMON STOCK

The manner and basis of exchanging shares of Bank Common Stock for shares of Company Common Stock, excluding those shares of Bank Common Stock held by shareholders who have perfected their dissenters' rights under the applicable provisions of 12 U.S.C. § 215a (the "Dissenters' Rights Provision"), shall be as follows:

(a)

Exchange Ratio. Each share of Bank Common Stock outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder or holders thereof, be converted into one (1) share of Company Common Stock.

(b)

Rights of Holders of Certificates for Bank Common Stock. As of the Effective Date, each certificate theretofore representing one or more outstanding shares of Bank Common Stock shall be deemed for all corporate purposes to evidence only the right to receive a certificate representing an equal number of shares of Company Common Stock in accordance with this Plan.

(c)

Letter of Transmittal. Unless the parties otherwise agree, within three (3) business clays after the Effective Date, the Bank shall cause to be mailed to all holders of certificates for Bank Common Stock a letter of transmittal. Upon receipt of the letter of transmittal, each holder of a certificate or certificates theretofore representing shares of Bank Common Stock shall surrender such certificates to the Bank, as exchange agent, together with a properly completed and signed letter of transmittal, and shall receive in exchange therefor, as set forth in (a) above, a certificate representing such number of shares of Company Common Stock into which their shares of Bank Common Stock have been converted, subject to the restrictions and conditions of this Plan.

(d)

Failure to Surrender Bank Common Stock Certificates. Until the holder surrenders his or her Bank Common Stock certificate or certificates to the Bank (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to the Bank's usual procedures), the holder:

(i)

shall not be issued a certificate representing the shares of Company Common Stock which such Bank Common Stock certificate may entitle the holder to receive; and

(ii)

shall not be paid dividends or other distributions in respect of the shares of Company Common Stock which such Bank Common Stock certificate may entitle the holder to receive; instead such dividends or distribution shall be retained, without interest, for the holder's account until he or she surrenders such Bank Common Stock certificate.

(e)

Right of Option Holders.  Each option ("Option") to purchase shares of the Bank Common Stock issued and outstanding pursuant to the Option Plan shall, without any action by the holders thereof, be converted into the right to purchase an identical number of shares of Company Common Stock on the same terms and conditions and at the same price as currently applicable to such Option.

(f)

Rights of Warrant Holders.  Each warrant (“Warrant”), including the Bank’s Common Stock Purchase Warrants expiring on June 28, 2007 and its Organizer Warrants expiring on June 28, 2009, to purchase shares of the Bank Common Stock, shall, without any action by the holders thereof, be converted into the right to purchase an identical number of shares of the Company Common Stock on the same terms and conditions and at the same price as currently applicable to such Warrant.

SECTION 6
RIGHTS OF DISSENTING SHAREHOLDERS

Shareholders of the Bank who dissent from the Share Exchange will be entitled to the dissenters' rights and remedies set forth in the provisions of 12 U.S.C. § 215a-2.

SECTION 7
CONDITIONS PRECEDENT TO CONSUMMATION
OF THE REORGANIZATION

This Plan is subject to, and consummation of the Reorganization is conditioned upon, the fulfillment prior to the Effective Date of each of the following conditions:

(a)

Approval of the Plan by vote of the shareholders of the Bank and the Company as required by law;

(b)

The number of shares held by persons who have perfected dissenters' rights of appraisal pursuant to the Dissenters' Rights Provision shall not be deemed by the parties to this Plan to make consummation of this Plan inadvisable;

(c)

Procurement of all consents of, filings and registrations with, and notifications to all regulatory authorities required for consummation of the transactions contemplated by this Plan, and expiration of all waiting periods required by law; and

(d)

Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for the Bank may be, necessary to permit or enable the Bank, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Bank prior to the Reorganization.

SECTION 8
TERMINATION

In the event that:

(a)

number of shares of Bank Common Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of the Bank or the Company;

(b)

Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Reorganization which shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of the Bank or the Company;

(c)

Any action, consent, approval, opinion, or ruling required to be provided by Section 7 of this Plan shall not have been obtained; or

(d)

For any other reason, consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of the Bank or the Company;

then this Plan may be terminated at any time before consummation of the Reorganization, by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 8, this Plan shall be void and of no further effect, and there shall be no liability by reason of this Plan or the termination hereof on the part of the Bank, the Company or their directors, officers, employees, agents or shareholders.

SECTION 9
AMENDMENT; WAIVER

(a)

At any time before or after approval and adoption of this Plan by the respective shareholders of the Bank and the Company, this Plan may be amended by agreement among the Bank and the Company, provided, however, that after the approval and adoption of this Plan by the shareholders of the Bank, no amendment reducing the consideration payable to Bank shareholders pursuant to Section 5(a) of this Plan shall be valid without having been approved by the shareholders of the Bank in the manner required for approval of this Plan.

(b)

A waiver by any party to this Plan of any breach of a term or condition of this Plan shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or equity, or claim which any party may have against another. party for anything arising out of, connected with or based upon this Plan. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

SECTION 10
BINDING EFFECT; COUNTERPARTS; HEADINGS;
ENTIRE AGREEMENT; GOVERNING LAW

This Plan is binding upon the parties' hereto and upon their, successors and assigns. This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an' original, but all of which shall constitute one and the same instrument. The title of and the headings in this Plan are for convenience of reference only and shall not be deemed a part of this Plan. This Plan constitutes the entire agreement between the parties with respect -to the transactions contemplated by this Plan and supercedes any other prior agreements. This Plan shall be governed by and construed in accordance with the laws of the State of New York and by federal banking law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Share Exchange to be executed by their duly authorized representatives and their corporate seals affix hereto as of the day and year first above written.

EMPIRE STATE BANK, NATIONAL ASSOCIATION

[BANK SEAL]

By:

[NAME AND TITLE]

ATTEST:

[NAME AND TITLE]

ES BANCSHARES, INC.

[COMPANY SEAL]

By:

[NAME AND TITLE]

ATTEST:

[NAME AND TITLE]